EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Verint Systems Inc. and the effectiveness of Verint Systems Inc.’s internal control over financial reporting dated April 5, 2011, appearing in the Annual Report on Form 10-K of Verint Systems Inc. for the year ended January 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
New York, New York
April 12, 2011